SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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EPIMMUNE INC.

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Filed by Epimmune Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

     Epimmune Inc. entered into a share exchange agreement, dated March 15, 2005, as amended, with shareholders of IDM S.A., a société anonyme organized under the laws of France.

     Beginning April 25, 2005, executive officers of Epimmune and IDM may make presentations to institutional investors and others regarding the proposed combination of Epimmune and IDM. The contents of the slides that may be used in these presentations are attached below.

Where You Can Find Additional Information About Our Proposed Combination with IDM

     We have filed a preliminary proxy statement concerning our proposed combination with IDM with the Securities and Exchange Commission, or SEC. Investors and security holders are advised to read the proxy statement related to the proposed transaction, as may be amended, because it contains important information related to the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents we file with the SEC at the SEC’s website at http://www.sec.gov. The proxy statement and any other documents we file with the SEC may also be obtained free of charge from us by directing such request to our Secretary at the following address: 5820 Nancy Ridge Drive, San Diego, California 92121.

Information Concerning Participation in Epimmune’s Proxy Solicitation

     We and IDM and our respective executive officers and directors may be deemed to be participants in the solicitation of proxies from our shareholders with respect to the proposed transaction between us and IDM. Information regarding our executive officers and directors is included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2004. Investors and security holders may obtain additional information about the interests of the respective executive officers and directors of Epimmune and IDM in the proposed transaction between us and IDM by reviewing the proxy statement related to the transaction. These documents are available free of charge at the SEC’s website at http://www.sec.gov and from us at http://www.epimmune.com.

Forward-Looking Statements

     The foregoing statements regarding the proposed transaction between us and IDM include forward looking statements, which are subject to risks and uncertainties, including but not limited to the possibility that the proposed transaction with IDM may not ultimately close for any of a number of reasons, such as our not obtaining shareholder approval of the transaction or related matters; failure of holders of at least 95% of the outstanding stock of IDM to become parties to the definitive agreement; the possibility that IDM shareholders who have not become parties to the definitive agreement make an alternative bid regarding a transaction involving IDM to the IDM shareholders pursuant to rights under the shareholders agreement among the IDM shareholders and, if so, that the IDM shareholders accept that bid instead of the transaction with us; and the possibility that Nasdaq will not approve the listing of the combined company’s shares for trading on the Nasdaq National Market; and that, in the event the transaction is completed, the combination of us and IDM may not result in a stronger company, that the technologies and clinical programs of the two companies may not be compatible and that the parties may be unable to successfully execute their integration strategies or realize the expected benefits of the transaction.

Epimmune and IDM Business Combination April 2005

This presentation includes forward-looking statements that reflect management's current views of future events such as statements about the projected benefits of the combination with IDM, our contributions to the combined company and the pro forma financial statements for the proposed combined company. Actual results may differ materially due to a number of important factors, including risks associated with our ability to combine and integrate Epimmune and IDM, our ability to develop vaccines using epitopes, our ability to enter into and maintain collaborations and licenses, the timing and amount of revenues from these activities, achievement of research and development objectives, the timing and cost of conducting human clinical trials including our HIV trial and our trial for lung cancer, the regulatory approval process, and the possibility that testing may reveal undesirable and unintended side effects. These and other factors are more fully discussed in our Form 10-K for the year ended December 31, 2004, our preliminary proxy statement for the 2005 annual meeting of stockholders and other periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to update such forward looking statements except as required by law. Safe Harbor Statement

"Key elements of an effective vaccine include: the antigen, against which adaptive immune responses are elicited; immune potentiators to stimulate the innate immune system; and delivery systems to ensure that the vaccine is delivered to the right place at the right time." Jeffrey B. Ulmer, Nature Medicine, April 2005 Epimmune-IDM Combination

1. Epimmune contributes the antigens 2. Epimmune and IDM join their immune potentiators 3. IDM contributes the delivery systems Epimmune-IDM Combination

Mission: To empower the patient's immune system to fight against cancer and chronic viral infections. Epimmune-IDM Combination

Epimmune Inc. combines with IDM S.A. 1 IDM share to be exchanged for 3.77 Epimmune shares The combined company will have 102 million shares outstanding*, 22% Epimmune and 78% IDM Pro-forma combined cash balance of approximately $41M after deducting transaction expenses * Before any contemplated reverse stock split Combination: The Terms

Starting point: July 2003 license deal Natural next step following a long standing relationship Stronger product pipeline: one drug candidate, Mepact, has completed Phase III six other candidates in clinical development Increasing capabilities in immunotherapy R&D Achieving critical mass Diversifying risk Strengthening financial position: 18-24 months cash as of 1/1/05 Combination: The Rationale

IDM 1993 founded in Paris Located in Irvine, CA and Paris, France 115 employees Private VC-backed Combination expected to close in Q3 2005 Epimmune 1997 spin-out from Cytel and subsequent reorganization to focus on epitope-based vaccine technology Located in San Diego, CA 40 employees Public co. (Nasdaq: EPMN) Combination: Company Backgrounds

Mepact Phase III trial completed Mepact revenues expected in 2007 Sanofi-Aventis product partnership Three additional products in clinical trials Dendritic cell, macrophage and liposome technology Top venture and strategic investors; 100M € invested Atlas, Apax, Alta Partners, Sofinnova Sanofi-Aventis and Medarex $42M cash at December 31, 2004 Strong intellectual property - approximately 200 patents What IDM Brings to the Combination

Phase II trial in non-small cell lung cancer Infectious disease pipeline: Phase I/II HIV, Phase I HBV Strong NIH support and sponsorship Unique technology to break immune tolerance with modified epitopes Innogenetics partnership (HBV, HCV, HPV) Existing annual revenue flow of $7M to $9.5M ('01 to '04) Public company; access to public markets Strong intellectual property portfolio - approximately 200 patents What Epimmune Brings to the Combination

Focused in cancer and chronic infectious diseases Epitopes + dendritic cell delivery to address therapeutic vaccines Stronger product pipeline: 7 clinical / 6 preclinical Mepact revenues expected in 2007 Key strategic partnerships with Sanofi-Aventis and Innogenetics 18-24 months of cash as of 1/1/05 Fully operational in US, EU Experienced management team Combined Company Highlights

COLLIDEM IDD-6 ELADEM-2 BREAST LUNG Epitopes + Dendritic Cells = More Product Opportunities (EPMN) (IDM) Synergistic Technologies

Stronger Product Pipeline

Candidate	Indication	Phase I / Phase II / Phase III	Marketing Rights
MEPACT	Osteosarcoma	Ph III trial completed	IDM
BEXIDEM	Bladder cancer	Ph II/III	IDM
UVIDEM	Melanoma	Ph II	sanofi aventis
EP-2101	NSCLC	Ph II	EPMN
EP-HIV-1090	AIDS	Ph I/II	EPMN
COLLIDEM	Colorectal cancer	Ph I/II	IDM
EP-HBV	Hepatitis B	Ph I	INNOGENETICS

EPIMMUNE

-13-

IDM

Liposomal formulation of Muramyl Tri Peptide Phosphatidyl Ethanolamine (MTPE) Activates macrophages, cytokines in vivo Development started by Ciba-Geigy (now Novartis) Mepact: Product Definition

Bone cancer Age of 10-25 High-grade Intermediate Surgery and chemotherapy Low-grade U.S. incidence = 900 cases per year EU incidence = 900 cases per year Pulmonary metastases are the challenge Mepact Indication: Osteosarcoma

+ Mepact + Mepact Mepact: Phase III Design

Variable # of Pts (# relapse or death) P-value Hazard Ratio 95% CI for HR NO Mepact 332 (123) - 1.00 - + Mepact 332 (99) 0.030 0.75 0.58-0.98 The addition of Mepact to chemotherapy significantly improves DFS Mepact: Phase III Disease-Free Survival (DFS) Results

Variable # of Pts (# Deaths) P-value Hazard Ratio 95% CI for HR NO Mepact 332 (80) - 1.00 - + Mepact 332 (61) 0.039 0.70 0.50-0.98 The improvement in disease-free and overall survival in eligible patients with non-metastatic, resectable disease who were randomized to Mepact corresponds to a relative reduction in the risk of recurrence of 25% and a relative reduction in the risk of death of 30% Mepact: Phase III Overall Survival Results

Exclusive worldwide sales and marketing rights Orphan drug designation in the U.S. and in Europe Launch anticipated in 2007 Annual worldwide market potential ~$100 million Company focused sales force in the U.S. and Continental Europe Manufacturing outsourced Mepact: Expected to Reach Market in 2007

Cell Drug: dendritic cells loaded with melanoma cell lysates Targeting melanoma - the most deadly form of skin cancer Addresses unmet medical need Phase I/II trial completed 14 Stage IV melanoma patients Well-tolerated product with no major associated toxicity Preliminary indications of effectiveness 11/12 immune responses to vaccine 2/8 clinical responses with one complete response DC-MEL-01 Pilot Trial before after Patient #02 Sanofi-Aventis-Supported Phase II: Uvidem

EP-2101: Stage IIIB, IV or recurrent disease NSCLC patients A2+, good performance status, low tumor burden Open-label study; compare to historical controls and an observation group Same treatment as in Phase I, single dose level Primary endpoint: safety and overall survival Secondary endpoint: progression-free survival (tumor response) and T-cell responses in patients Enroll 84 patients at 10-12 U.S. sites Includes 84 patients in the treatment arm, as well as 84 in the observational group Bexidem: Cell Drug containing activated macrophages Targeting bladder cancer Addresses unmet medical needs Tumor removal, local chemo and BCG therapy of limited benefit Phase II clinical trial completed Tumor occurrences for 17 patients decreased to 8 from 34 in first year after treatment No serious side effects Our Phase II Clinical Trials

Collidem: Cell drug: dendritic cells loaded with peptides Targeting colorectal cancer - the third most common cause of death from cancer in the U.S. Phase I/II clinical trial in the U.S. to evaluate immune and clinical responses in addition to safety in patients with metastatic colorectal cancer Sanofi-Aventis first right of refusal EP-HIV-1090: Initial safety and immunogenicity testing completed in HIV-infected patients New vaccine delivery options in follow-on trial Q4 2005 expected start Our Phase I/II Clinical Trials

Combined Company: Key Relationships

Combined Company: Financials (unaudited) Pro Forma Condensed Combined Year Ended December 31, 2004 Statements of Operations Data (in thousands, except per share data) Total revenues $ 15,218 Loss from operations (53,195) Net loss (52,068) Basic and diluted net loss per share (0.57) Shares used in computation of basic and diluted net loss per share (1) 92,117 Pro Forma Condensed Combined As of December 31, 2004 Balance Sheet Data (in thousands) Cash and cash equivalents $ 44,115 Total assets 72,176 Long-term obligations 4,185 Total stockholders' equity 56,288 (1) Assumes 74,860,000 new Epimmune common shares issued to IDM shareholders

Combined Company: Key People Jean-Loup Romet-Lemonne, M.D. Chairman, Chief Executive Officer Emile Loria, M.D. President, Chief Business Officer Robert De Vaere Vice President, CFO Guy-Charles de la Horie, D.V.M., M.B.A. Vice Pres., Gen'l Manager, France Bonnie Mills, Ph.D. Vice Pres., Gen'l Manager, Irvine Herve Duchesne de Lamotte, M.B.A. Vice President, Finance, Europe

Mepact Phase III data at ASPHO Melanoma cancer vaccine Phase I/II data at ASCO Complete combination (Q3) Mepact distribution agreement for UK Start Bexidem Phase II/III trial in bladder cancer in the U.S. Special Protocol Assessment for Bexidem Phase II/III Complete EP-2101 Phase II trial recruitment Mepact FDA/EMEA submission expected in 2006 Expected 18-Month Milestones

Epimmune and IDM Business Combination April 2005